Brinx Resources, Ltd.

820 Piedra Vista Road NE, Albuquerque, NM 87123-1954

Corporate Office: 505.291.0158 ~ Fax: 505.291.0158

NEWS RELEASE	September 2, 2005

Brinx Resources Completes Initial Funding Requirements

Brinx Resources Ltd., (OTCBB: BNXR) (the "Company") announces that it has completed a private placement in the amount of US $1,000,000 dollars.

The Company will issue 500,000 restricted units to an accredited investor at the price of $2.00 per unit. A unit is comprised of one common share and one common share purchase warrant exercisable at $2.50 per share within 24 months of issuance. The Company does not intend to file a registration statement with the Securities and Exchange Commission related to these units, thus the shares issued will be restricted under various regulatory provisions.

The proceeds of this financing are expected to be sufficient to meet the Company’s obligations to purchase the recently announced 70% working interest in the Owl Creek oil and gas prospect in Oklahoma. These obligations include the initial costs of purchasing the working interest, as well as all of the Company’s costs related to the completion of the first two re-entry wells.

“We are extremely happy to close this initial funding that will allow our company the opportunity of strengthening its balance sheet through the drill bit,” said Leroy Halterman, President of Brinx Resources Ltd. “We intend to be very selective and incremental in our future funding endeavors as preservation of shareholder value through minimization of dilution at these early valuations is of paramount importance. This financing meets our requirements for the immediate future.”

Along with partner and project operator Ranken Energy Corporation, Brinx Resources intends to re-enter two existing drill holes to a depth of less than 6,000 feet in its Oklahoma oil and gas project. Additional information specific to this upcoming program will be released soon.

Brinx Resources Ltd. is exploring opportunities to locate new onshore oil and gas fields using modern technologies as well as modernizing established oil and gas fields using new technology on an ongoing basis.

Mr. Leroy Halterman,

President

The Company has no official gas or oil reserves at this time and may not have sufficient funding to thoroughly explore, drill or develop its properties. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future operations, performance and other developments. Such forward-looking statements are necessarily estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. It is impossible to identify all such factors but they include and are not limited to the existence of underground deposits of commercial quantities of oil and gas; cessation or delays in exploration because of mechanical, operating, financial or other problems; capital expenditures that are higher than anticipated; or exploration opportunities being fewer than currently anticipated. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition and other factors which may be identified from time to time in the Company's public announcements and filings.